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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                       Integrated Security Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



--------------------------------------------------------------------------------
                                 (CUSIP Number)


                           Gary D. Halbert, President
                        ProFutures Fund Management, Inc.
              11612 Bee Cave Road, Suite 100, Austin, Texas 78733
                                 (512) 263-3800
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 April 1, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO.                                                     PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ProFutures Bridge Capital Fund, L.P.
    74-2786949
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    DL
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           455,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          455,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    455,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    455,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    455,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.911%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.                                                     PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Pro Futures Special Equities Fund, L.P.
    74-2786952
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    DL
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          455,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    455,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    455,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.911%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.                                                     PAGE 4 OF 7 PAGES

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James H. Perry, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES             0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING            455,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                      455,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       455,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.911%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                               Page 5 of 7 pages

               --------------Schedule 13D (cont'd)--------------

                       INTEGRATED SECURITY SYSTEMS, INC.

     The Group, consisting of ProFutures Bridge Capital Fund, L.P. ("PBCF"), ProFutures Special Equities Fund, L.P. ("PSEF") and James H. Perry, Jr. hereby amends the Group's Statement on Schedule 13D (the "Statement") filed on December 31, 1996 in connection with the Group's ownership of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Integrated Security Systems, Inc. (the "Company"):

     Item 5 of the Statement, "Interest in Securities of the Issuer," is hereby amended by adding the following statements:

     (a) and (b) The aggregate number of shares of Common Stock owned beneficially by members of the Group as of the close of business on April 1, 1999 was 455,000, or approximately 4.911% of the shares of Common Stock outstanding. This percentage is based upon 9,263,993 of Common Stock reported to be outstanding, as of March 31, 1999. The ownership among the members the Group has been allocated as follows:

                        Number of     Percentage Ownership
                      Shares Directly        of
                           Owned      Outstanding Shares
PBCF                       455,000          4.911%
PSEF                             0              0%
James H. Perry, Jr               0              0%

TOTAL                      455,000          4.911%

     (C) The following transactions occurred with regard to the members of the Group listed below:

PSEF
----

Date               Bought/Sold     Number of Shares         Price
----               -----------     ----------------         -----
9/10/97               Sold               -300              $2.18
9/11/97               Sold             -4,200               2.06
9/22/97               Sold             -3,600               2.37
9/23/97               Sold            -25,000               2.40
9/24/97               Sold            -20,000               2.46
9/26/97               Sold             -4,900               2.48
10/8/97               Sold             -1,000               2.25
2/13/98               Sold            -10,000                .90
2/26/98               Sold            -10,000                .75
2/27/98               Sold             -9,000                .75
3/17/98               Sold            -15,000                .78
3/23/98               Sold             -6,000                .71
3/31/98               Sold            -16,000                .59

PBCF
----

Date               Bought/Sold     Number of Shares      Price
----               -----------     ----------------      -----
7/14/98               Sold             20,000           $1.28125
1/8/99                Sold             15,000                .74
1/14/99               Sold             10,000                .74
1/28/99               Sold             40,000                .74
2/8/99                Sold             10,000                .75
3/22/99               Sold              5,000             .96875
3/23/99               Sold             15,000               1.02
4/1/99                Sold             15,000               .901

J.H. Perry, Jr.
---------------

Date               Bought/Sold     Number of Shares       Price
----               -----------     ----------------       -----

11/20/98              Sold               8091            $.84375


     Item 7. Material to be Filed as Exhibits.

     Exhibit 1, the Joint Filing Agreement, is attached hereto.

                                                               Page 6 of 7 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct, and the undersigned agree that this statement shall be filed on behalf of each of them.

Dated:  April 1, 1999

  PROFUTURES BRIDGE CAPITAL FUND, L.P.


  By: ProFutures Fund Management, Inc.,
      its authorized agent

  By: /s/ Gary D. Halbert
      --------------------------------
      Gary D. Halbert, President

/s/ James H. Perry, Jr.
--------------------------------
James H. Perry,Jr.


  PROFUTURES SPECIAL EQUITIES FUND, L.P.

  By: ProFutures Fund Management, Inc.
      its authorized agent

  By: /s/ Gary D. Halbert
      --------------------------------
      Gary D. Halbert, President


Each of such Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
  1               Joint Filing Agreement